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                                                                     Exhibit 5.3

January 8, 1998

PCI Chemicals Canada Inc.
c/o Pioneer Americas Acquisition Corp.
4300 NationsBank Center
700 Louisiana Street
Houston, Texas 77002

Re: Registration Statement on Form S-4
    (File No. 333-41221)

Ladies and Gentlemen:

We are counsel to PCI Chemicals Canada Inc., a New Brunswick, Canada corporation (the "Company" and, together with Pioneer Americas Acquisition Corp., a Delaware corporation ("PAAC") and the other subsidiaries of PAAC, the "Issuers"), and have acted as such in connection with various legal matters relating to the filing of a Registration Statement on Form S-4 (File No. 333-41221) (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering up to $175,000,000 in aggregate principal amount of 9-1/4% Series B Senior Secured Notes due 2007 (the "Exchange Notes") offered in exchange for up to $175,000,000 in aggregate principal amount of outstanding 9-1/4% Series A Senior Secured Notes due 2007 originally issued and sold in reliance upon an exemption from registration under the Securities Act (the "Original Notes"). The Original Notes were issued under, and the Exchange Notes are to be issued under, an Indenture, dated as of October 30, 1997 (the "Indenture"), by and among the Issuers and the United States Trust Company of New York, as trustee. The exchange will be made pursuant to an exchange offer (the "Exchange Offer") contemplated by the Registration Statement.

In so acting, we have examined copies of such records of the Issuers and such other certificates and documents as we have deemed relevant and necessary for the opinions hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or reproduced copies. We have also assumed the legal capacity of all persons executing such documents and the truth and correctness of any representations or warranties therein contained.
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PCI Chemicals Canada Inc.
January 8, 1998
Page 2

We have relied upon certificates of officers of the Issuers and of public officials with respect to the accuracy of all factual matters contained therein, all of the contents of which we have assumed continue to be accurate as of the date of this opinion letter.

Based upon the foregoing, we are of the opinion that:

1. The Company is duly formed and validly existing under the laws of the province of New Brunswick, Canada.

2. The Indenture has been duly authorized, executed and delivered by the Company.

3.       The Exchange Notes have been duly authorized by the Company.

This opinion is limited to the laws of the Province of New Brunswick, Canada of the type typically applicable to transactions contemplated by the Exchange Offer, and we do not express any opinion with respect to the laws of any other country, state or jurisdiction.

This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion letter may be relied upon by Willkie Farr & Gallagher in connection with the Exchange Offer.

This letter speaks only as of the date hereof and is limited to present statutes, regulations and administrative and judicial interpretations. We undertake no responsibility to update or supplement this letter after the date hereof.

We consent to being named in the Registration Statement and related Prospectus as counsel who are passing upon the legality of the Exchange Notes and the Guarantees and to the reference to our name under the caption "Legal Matters" in such Prospectus. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement or any amendment thereto.

Very truly yours,

/s/ Stewart McKelvey Stirling Scales